Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
THE RESTATED
CERTIFICATE OF INCORPORATION
OF
SELECTIVE INSURANCE GROUP, INC.

(N.J. Identification No. 0100-0454-79)

The undersigned Company for the purpose of amending its Restated Certificate of Incorporation and pursuant to the provisions of Sections 14A:7-2 and 14A:9-2(2) of the New Jersey Business Corporation Act, hereby executes the following Certificate of Amendment (the “Certificate of Amendment”):

1. The name of the Company is SELECTIVE INSURANCE GROUP, INC. (the “Company”).

2. (a) On November 30, 2020, the Board of Directors of the Company (the “Board”), appointed a pricing committee (the “Pricing Committee”) and authorized the Pricing Committee to act pursuant to its authority under the Restated Certificate of Incorporation and N.J.S.A. 14A:7-2 and 14A:9-2(2) to, among other things, create, designate, authorize and provide for the issuance of shares of a new series of the Company’s undesignated Preferred Stock and to establish the number of shares to be included in such series, and to fix the preferences, rights and limitations of the shares of such series; and (b) on December 2, 2020, the Pricing Committee adopted the resolutions set forth immediately below, which resolutions are now, and at all times since their date of adoption, have been in full force and effect:

“RESOLVED, that pursuant to the authority expressly vested in the Board by the Restated Certificate of Incorporation of the Company and the resolutions adopted by the Board at the November 30th Board Meeting, the Pricing Committee, acting on behalf of the Board, hereby classifies Eight Thousand (8,000) authorized shares of the Company’s preferred stock, without par value, as “4.60% Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”); and it is

FURTHER RESOLVED, that the terms and conditions of the Series B Preferred Stock, including its relative preferences, participating, optional, and other special rights and limitations, be, and hereby are, authorized and approved as set forth in the Certificate of Amendment attached hereto as Exhibit A; and it is

FURTHER RESOLVED, that the Proper Officers (as defined below) be, and each of them individually hereby is, authorized, in the name and on behalf of the Company, to file in the office of the Secretary of State of New Jersey a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, in accordance with the terms approved by the Pricing Committee (the “Amendment”), which Amendment shall add a new Section (c) to ARTICLE FOURTH to set forth the designation, number and the relative preferences, participating, optional, and other special rights and limitations of the Series B Preferred Stock, as the same are set forth on Exhibit A attached hereto.”

3. Pursuant to N.J.S.A. 14A:7-2(4) and 14A:9-2(2), no vote of the shareholders of the Company is required to authorize this amendment.

4. The Amendment herein certified shall become effective upon the date of filing of this Certificate of Amendment in the office of the Treasurer of the State of New Jersey.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its duly authorized officer as of December 7, 2020.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ John J. Marchioni
Name:	John J. Marchioni
Title:	President and Chief Executive Officer

EXHIBIT A

(c) 4.60% Non-Cumulative Preferred Stock, Series B.

(1) Designation and Amount. The shares of such series shall be designated as “4.60% Non-Cumulative Preferred Stock, Series B” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be Eight Thousand (8,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

(2) Dividends and Distributions.

(A) Rate. Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), out of funds legally available for the payment of dividends under New Jersey law, non-cumulative cash dividends per each share of Series B Preferred Stock at the rate determined as set forth below in this Section 2 applied to the Stated Amount per share of Series B Preferred Stock. “Stated Amount” means, in respect of the Series B Preferred Stock, $25,000 per share of Series B Preferred Stock, and in respect of any other series of capital stock, the stated amount per share specified in this Amended and Restated Certificate of Incorporation. Such dividends shall be payable in arrears (as provided below in this Section 2, but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the 15th day of March, June, September and December of each year, commencing on March 15, 2021 (each such date, a “Dividend Payment Date”); provided that if any such Dividend Payment Date is a day that is not a business day, then the dividend with respect to such Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. Dividends on the Series B Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors), does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period (a “Dividend Period”), then the corporation will have no obligation to pay a dividend for that Dividend Period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

Dividends that are payable on Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Preferred Stock as they appear on the stock register of the corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is a business day and not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a business day.

Each Dividend Period shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the original issue date of the Series B Preferred Stock) and shall end on, but exclude, the next Dividend Payment Date. Dividends payable on the Series B Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears.

The dividend rate on the Series B Preferred Stock for each Dividend Period shall be a rate per annum equal to 4.60%.

(B) Priority of Dividends. So long as any shares of Series B Preferred Stock remain outstanding, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series B Preferred Stock and any other class or series of the corporation’s capital stock that ranks equally with the Series B Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the corporation (“Series B parity stock”) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

(i) no dividend shall be paid or declared on the Common Stock or any other class or series of the corporation’s capital stock that ranks junior to the Series B Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the corporation (“Series B junior stock”) (other than a dividend payable solely in stock that ranks junior to the Series B preferred stock as to the payment of dividends and as to the distribution of assets on any liquidation, dissolution or winding-up of the corporation); and

(ii) no monies shall be paid or made available for a sinking fund for the redemption or retirement of Series B junior stock, and no Common Stock or other Series B junior stock be purchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly (other than (i)(x) as a result of a reclassification or combination of such Series B junior stock, or (y) the exchange or conversion of such Series B junior stock, in each case, for or into any other stock that ranks junior to the Series B Preferred Stock in the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the corporation or (ii) through the use of the proceeds of a substantially contemporaneous sale of stock that ranks junior to the Series B Preferred Stock in the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the corporation.

The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under subparagraph (B) of this Paragraph (2), purchase or otherwise acquire such shares at such time and in such manner.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of any series of the corporation’s capital stock that ranks equally with the Series B preferred stock as to the payment of dividends (whether such dividends are cumulative or non-cumulative)) having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series B Preferred Stock or any shares of Series B parity stock, if any dividends are declared on the Series B Preferred Stock and any Series B parity stock, all dividends so declared on the Series B Preferred Stock and all such Series B parity stock and payable on such Dividend Payment Date (or, in the case of Series B parity stock having dividend payment dates different from the Dividend Premium Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series B Preferred Stock and all Series B parity stock payable on such Dividend Payment Date (or, in the case of Series B parity stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors (or a duly authorized committee thereof) may be declared and paid on the Common Stock and any other Series B junior stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividend.

(3) Voting Rights. The holders of Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(A) Right to Elect Two Directors on Nonpayment of Dividends. Whenever dividends on any shares of Series B Preferred Stock shall not have been declared and paid in an aggregate amount equal to full dividends for at least six Dividend Periods, whether or not consecutive (a “Nonpayment”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series B Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock (as defined below), voting together as a single class (in proportion to their respective Stated Amounts) shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the corporation to violate the corporate governance requirement of the Nasdaq Global Select Market (the “Nasdaq”) (or any other exchange on which the corporation’s securities may be listed) that listed or traded companies must have a majority of independent directors.

In the event that the holders of the Series B Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment, such directors shall be initially elected following such Nonpayment only at a special meeting called at the request of the holders of record of at least 20% of the Stated Amount of the Series B Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the corporation. Such requests to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series B Preferred Stock or Voting Preferred Stock, and delivered to the secretary of the corporation in such manner as provided for in Section 8 below, or as may otherwise be required by law.

If and when dividends have been paid in full on the Series B Preferred Stock for at least four consecutive Dividend Periods (or the equivalent thereof, in the case of any other series of Voting Preferred Stock) following a Nonpayment, the holders of the Series B Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of any subsequent Nonpayment) and, if and when any such voting rights for all other holders of Voting Preferred Stock have terminated, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors constituting the Board of Directors shall automatically decrease by two. In determining whether dividends have been paid for at least four consecutive Dividend Periods (or the equivalent thereof, in the case of any other series of Voting Preferred Stock) following a Nonpayment, the corporation may take account of any dividend it elects to pay for such a Dividend Period after the regular dividend date for that period has passed. Any Preferred Stock Director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class (in proportion to their respective Stated Amounts)) when they have the voting rights described above. So long as a Nonpayment shall have occurred and is continuing, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) shall be filled by the written consent of the Preferred Stock Director remaining in office, solely in the case where no Preferred Stock Director remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock and any other shares of Voting Preferred Stock then outstanding (voting together as a single class (in proportion to their respective Stated Amounts)) when they have the voting rights described above, provided that the filling of any such vacancy shall not cause the corporation to violate the corporate governance requirement of the Nasdaq (or any other exchange on which the corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called at the request of the holders of record of at least 20% of the outstanding Series B Preferred Stock or of any other series of Voting Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

“Voting Preferred Stock” means any Series B parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series B Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preferences of the Series B Preferred Stock and Voting Preferred Stock voted.

(B) Other Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series B Preferred Stock and any Voting Preferred Stock (subject to the last paragraph of this Section 3(B)) at the time outstanding and entitled to vote thereon, voting separately as a class (in proportion to their respective Stated Amounts), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for affecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of this Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized number of any shares of, any class or series or any securities convertible into shares of any class or series of capital stock of the corporation ranking senior to the Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the corporation;

(ii) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of this Amended and Restated Certificate of Incorporation or the by-laws of the corporation so as to materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of (x) a binding share exchange or reclassification involving the Series B Preferred Stock, (y) a merger or consolidation of the corporation with another corporation or other entity or (z) a conversion, transfer, domestication or continuance into another entity or an entity organized under the laws of another jurisdiction unless, in each case, (1) the shares of Series B Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification or merger or, in the case of any such merger or consolidation with respect to which the corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, are converted in such merger or consolidation into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States of America, any State thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state that is a member of the Organization of Economic Cooperation and Development, and (2) such shares of Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences and voting powers and qualifications, limitations and restrictions thereof, taken as a whole, would not materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole.

provided, however, that for all purposes of this Section 3(B), any increase in the number of authorized or issued shares of Series B Preferred Stock or the authorized number of shares of preferred stock, or the creation and issuance, or an increase in the authorized or issued number of shares of, any other series of preferred stock that does not rank senior to the Series B Preferred Stock with respect to either the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of the corporation will not be deemed to materially and adversely affect the powers, preferences, privileges or rights, or the qualifications, limitations, or restrictions thereof, of the Series B Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger, consolidation, conversion, transfer, domestication or continuance specified in Section 3(B) above described above would materially and adversely affect the rights, preferences or voting powers of one or more but not all other series of Voting Preferred Stock, then only the Series B Preferred Stock and such series of Voting Preferred Stock the rights, preferences and voting powers of which are material and adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).

(4) Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of preferred stock or any similar stock or as otherwise required by law.

(5) Liquidation Rights.

(A) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, holders of the Series B Preferred Stock and any other class or series of the corporation’s capital stock that ranks equally with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding-up of the corporation are entitled to receive, out of the corporation’s assets or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the corporation, and after satisfaction of all liabilities and obligations to the corporation’s creditors, if any, before any distribution of such assets or payment out of the corporation’s assets may be made or set aside for holders of Common Stock and any other Series B junior stock, a liquidating distribution in the amount of $25,000 per share of Series B Preferred Stock, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distributions (but without any amount in respect of dividends that have not been declared prior to such payment date).

(B) Partial Payment. If in any distribution described in Section 5(A) above the corporation’s assets or proceeds thereof are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any other class or series of the corporation’s capital stock that ranks equally with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding-up of the corporation, the amounts paid to the holders of Series B Preferred Stock and to the holders of any Series B parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders of Series B Preferred Stock and the holders of all such Series B parity stock. In any such distribution, the “liquidation preference” of any holder of preferred stock shall mean the amount payable to such holder in such distribution (assuming no limitation on the corporation’s assets available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of stock (other than Series B preferred stock) on which dividends accrue on a cumulative basis, any unpaid, accrued cumulative dividends whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of the Series B preferred stock and all holders of Series B parity stock, the holders of any other class or series of the corporation’s capital stock shall be entitled to receive all remaining assets of the corporation (or proceeds thereof) according to their respective rights and preferences.

For purposes of this Section 5(B), the corporation’s merger or consolidation with any other entity, including a merger or consolidation in which the holders of the Series B preferred stock receive cash, securities or other property for their shares, or the sale, lease or exchange of all or substantially all of the corporation’s assets for cash, securities or other property shall not constitute a liquidation, dissolution or winding-up of the corporation.

(6) Redemption.

(A) Optional Redemption. The Series B Preferred Stock is perpetual and has no maturity date. The corporation may, at its option, redeem the shares of Series B Preferred Stock at the time outstanding, upon notice given as provided in Section 6(C) below: (i) in whole or in part, from time to time, on or after December 15, 2025, at a redemption price equal to $25,000 per share of Series B Preferred Stock, plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current Dividend Period that have not been declared and paid to, but excluding, the redemption date; (ii) in whole, but not in part, at any time prior to December 15, 2025, within 90 days after the occurrence of a rating agency event (as defined herein), at a redemption price equal to $25,500 per share of Series B Preferred Stock (102% of the stated amount of $25,000 per share), plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current Dividend Period that have not been declared and paid to, but excluding, the redemption date; and (iii) in whole, but not in part, at any time prior to December 15, 2025, within 90 days after the occurrence of a regulatory capital event (as defined herein), at a redemption price equal to $25,000 per share of Series B Preferred Stock, plus (except as provided below) an amount equal to any declared but unpaid dividends and the portion of the quarterly dividend per share attributable to the then-current Dividend Period that have not been declared and paid to, but excluding, the redemption date.

Any declared but unpaid dividends payable on a date of redemption that occurs subsequent to the Dividend Record Date for a Dividend Period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the date of redemption, but rather will be paid to the holder of record of the redeemed shares on the Dividend Record Date relating to such Dividend Payment Date.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, that then publishes a rating for the corporation (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in: (i) the shortening of the length of time the Series B Preferred Stock are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B preferred stock; or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock.

“Regulatory capital event” means that the corporation becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the aggregate liquidation preference of the Series B Preferred Stock would not qualify as capital under such capital adequacy guidelines, as the corporation may determine at any time, in its sole discretion.

(B) Notice of Redemption: Notice of every redemption of shares of Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the Series B Preferred Stock to be redeemed at their respective last addresses appearing on the books of the corporation. Such mailing shall be at least 10 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Notwithstanding anything herein to the contrary, if the Series B Preferred Stock or any depositary shares representing interests in the Series B Preferred Stock are represented by a global certificate registered in the name of The Depositary Trust Company (“DTC”) or its nominee or any other similar facility, notice of redemption may be given to the holders of Series B Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder of shares of Series B Preferred Stock shall state: (i) the date of redemption; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares of Series B Preferred Stock to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where holders may surrender certificates evidencing the Series B Preferred Stock for payment of the redemption price.

(C) Partial Redemption. In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series B Preferred Stock is in the form of global securities, in accordance with the applicable procedures of DTC in compliance with the then-applicable rules of Nasdaq). Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof in accordance with the terms and conditions of this Section 6.

(D) Effectiveness of Redemption. If notice of redemption of any Series B Preferred Stock has been duly given, and if on or before the date of redemption specified in the notice all funds necessary for such redemption have been set aside by the corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the date of redemption, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be outstanding and all rights with respect to such shares shall forthwith on such date of redemption cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest, upon the surrender of the certificate(s) evidencing such shares. Any funds unclaimed at the end of three years from the date of redemption shall, to the extent permitted by law, be released to the corporation, after which time the holders of the shares so called for redemption shall look only to the corporation for payment of the redemption price of such shares.

(E) Conditional Notice of Redemption. The corporation may subject any redemption and notice of redemption to the satisfaction of one or more conditions precedent. In addition, if the corporation subjects such redemption or notice to satisfaction of one or more conditions precedent, such notice may state that the redemption date may be delayed until such time as any or all such conditions shall be satisfied (as determined in the corporation’s sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. The corporation will provide the holders of the Series B Preferred Stock with notice on the date fixed for redemption rescinding or extending such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect, or extended, as applicable.

(7) Rank. The Series B Preferred Stock will rank (i) senior to the Common Stock and any other class or series of the corporation’s capital stock that ranks junior to the Series B Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the corporation; and (ii) equally with any other class or series of the corporation’s stock that ranks equally with the Series B Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the corporation.

(8) Notices. All notices or communications in respect of Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation or by applicable law.

(9) Amendment. This Amended and Restated Certificate of Incorporation shall not be amended in any manner which would materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole, without the affirmative vote of the holders of at least two thirds of the outstanding shares of Series B Preferred Stock, voting together as a single class.

(10) Form. If the Board of Directors (or a duly authorized committee of the Board of Directors) shall determine that shares of the Series B Preferred Stock shall be represented by certificates, such certificates may be issued in the form of one or more definitive shares in fully registered form represented by certificates in substantially the form attached hereto as Exhibit 1 (the “Series B Preferred Stock Certificate”). Each Series B Preferred Stock Certificate shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the corporation). Each Series B Preferred Stock Certificate shall be registered in the name or names of the person or persons specified by the corporation in a written instrument to the registrar.

Exhibit 1

[FORM OF FACE OF CERTIFICATE REPRESENTING 4.60% NON-CUMULATIVE PREFERRED STOCK, SERIES B]

Certificate Number [ ]	Number of Shares of Series B Preferred Stock [ ]

CUSIP: 816300 503
ISIN: US8163005031

SELECTIVE INSURANCE GROUP, INC.

4.60% Non-Cumulative Preferred Stock, Series B
(without par value)
(liquidation preference $25,000 per share)

SELECTIVE INSURANCE GROUP, INC., a New Jersey corporation (the “Company”), hereby certifies that [             ] (the “Holder”), is the registered owner of [           ] fully paid and non-assessable shares of the Company’s designated 4.60% Non-Cumulative Preferred Stock, Series B, without par value, liquidation preference of $25,000 per share (the “Series B Preferred Stock”). The shares of Series B Preferred Stock are transferable on the books and records of [             ] (the “Registrar”), in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are, and shall in all respects be subject to the provisions of, Section (c) of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company dated December 7, 2020 (as the same may be further amended from time to time, the “Certificate of Incorporation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Incorporation. The Company will provide a copy of the Certificate of Incorporation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series B Preferred Stock set forth on the reverse hereof, and to the Certificate of Incorporation, which select provisions and the Certificate of Incorporation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Incorporation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this share certificate representing the shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall not be entitled to any benefit under the Certificate of Incorporation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by the undersigned officer of the Company this [      ] day of [             ], [       ].

SELECTIVE INSURANCE GROUP, INC.

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series B Preferred Stock referred to in the within-mentioned Certificate of Incorporation.

Dated: [               ]

[ ], as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE REPRESENTING
4.60% NON-CUMULATIVE PREFERRED STOCK, SERIES B]

Upon request, Selective Insurance Group, Inc. (the “Company”) will furnish without charge to each holder of a depositary receipt who so requests a copy of the deposit agreement and/or a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended (including the certificate of amendment establishing the terms of the Company’s 4.60% Non-Cumulative Preferred Stock, Series B). Any such request is to be addressed to the depositary named on the face of this receipt.

The Company will furnish without charge to each holder of record of a depositary receipt who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company, and the qualifications, limitations or restrictions of such preferences or rights. Such request may be made to the Company or to the Registrar.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series B Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification, if any)

(Insert address and zip code of assignee)

(Insert assignee’s social security or taxpayer identification, if any) and irrevocably appoints:

as agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)